UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MASSEY ENERGY COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA
COMPANY CONTACT:	Media Hotline	FOR IMMEDIATE RELEASE
	1-877-534-5180	May 14, 2010

Massey Energy Will Move to Declassify Board of Directors

Richmond, Virginia, May 14, 2010 – Massey Energy Company (NYSE: MEE) Chairman and CEO Don Blankenship and Lead Independent Director and Chair of the Governance and Nominating Committee, Admiral Inman, today issued the following statement:

“As a result of stockholder input and the Board of Director’s ongoing review of Massey’s corporate governance policies and practices, the Board of Directors has determined that it will actively work toward the declassification of the Board.”

“Within the next three to six months, the Board of Directors intends to hold a special meeting of the stockholders pursuant to which the Board of Directors will propose to the Company’s stockholders to approve amendments to Massey’s Certificate of Incorporation that would declassify the Board of Directors. Approval of the amendments to eliminate the provisions for a classified Board of Directors will require the vote of the holders of at least 80% of the total voting power of all outstanding shares of voting stock of Massey.”

“The Massey Board of Directors remains committed and open to working with stockholders on other important corporate governance matters.”

About Massey

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

###